Exhibit 23.2

          Consent of Independent Registered Public Accounting Firm


Board of Directors and Stockholders
IGI, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-35047, 33-43212, 333-47006 and 333-61716) and Form S-8
(Nos. 33-35047, 33-43212, 33-63700, 33-65249, 333-28183, 333-65553,
333-67565, 333-79333, 333-79341 and 333-52312) of our report dated March
30, 2005 relating to the consolidated balance sheet of IGI, Inc and Subsidiaries as of December 1, 2004 and the related statements of operations, cash flows and stockholders' equity (deficit) and comprehensive income for the year ended December 31, 2004, which appears in the December 31, 2004 Annual Report on Form 10-K of IGI,Inc. and Subsidiaries.

                                       Amper, Politziner & Mattia, P.C.

Edison, New Jersey
April 11, 2005


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